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                                                                     EXHIBIT 5.1
                               September 17, 1997


Kent Electronics Corporation
7433 Harwin Drive
Houston, Texas 77036

Ladies and Gentlemen:

     We have acted as counsel for Kent Electronics Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the Company of (i) $30,000,000 aggregate principal amount of Convertible Subordinated Notes Due 2004 (the "Notes") ($34,500,000 aggregate principal amount of the Notes if the Underwriter's over-allotment option is exercised) and
(ii) an indeterminate number of shares of the Company's common stock, without par value, issuable upon conversion of the Notes (the "Conversion Shares"). The terms and conditions of such offering and sale are described in the Registration Statement on Form S-3 (Registration No. 333-34045) filed by the Company with the Securities and Exchange Commission on August 21, 1997, as amended (the "Initial Registration Statement") which is incorporated by reference in the Registration Statement on Form S-3 filed by the Company on September 17, 1997 (the "Registration Statement").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents and instruments: (i) the Registration Statement; (ii) the Initial Registration Statement, (iii) the Form of Indenture proposed to be entered into between the Company, as Issuer, and Texas Commerce Bank National Association, as Trustee, governing the Notes that is incorporated by reference in the Registration Statement (the "Indenture"); (iv) certain corporate documents and records of the Company, including its Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, minutes of meetings of its directors and shareholders and written consents evidencing action taken by its directors and shareholders in lieu of meetings; and (v) such other records, documents, and instruments as in our judgment are necessary or appropriate to enable us to render this opinion. With respect to certain factual matters we have relied on statements of officers of the Company.
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Kent Electronics Corporation
September 17, 1997
Page 2


     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

          1. the Notes are duly authorized, and when executed and authenticated in the manner set forth in the Indenture and when duly delivered against payment of the agreed consideration therefor in accordance with the Indenture and the Underwriting Agreement incorporated by reference in the Registration Statement, will be valid and binding obligations of the Company entitled to the benefits of, and subject to the restrictions in, the Indenture; and

          2. the Conversion Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon such conversion, and when issued upon conversion of the Notes in accordance with the terms of the Indenture, will have been validly issued, fully paid and nonassessable.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "LEGAL MATTERS" in the Initial Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.


                                 Very truly yours,

                                 Liddell, Sapp, Zivley,
                                  Hill & LaBoon, L.L.P.